                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                            SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                     The Pep Boys - Manny, Moe & Jack
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                     The Pep Boys - Manny, Moe & Jack
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:

        ---------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ---------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ---------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ---------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amounts Previously Paid:

        ----------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------
    (3) Filing Party:

        ----------------------------------------------
    (4) Date Filed:

        ----------------------------------------------

                       THE PEP BOYS -- MANNY, MOE & JACK
                           3111 WEST ALLEGHENY AVENUE
                        PHILADELPHIA, PENNSYLVANIA 19132

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

               TO BE HELD ON TUESDAY, MAY 31, 1994 AT 10:00 A.M.
                                       AT
                        THE SHERATON VALLEY FORGE HOTEL
                         N. GULPH ROAD AND FIRST AVENUE
                           KING OF PRUSSIA, PA 19406

                               ----------------

To the Shareholders of The Pep Boys -- Manny, Moe & Jack:

  The Annual Meeting of Shareholders of The Pep Boys -- Manny, Moe & Jack (the "Company") will be held on Tuesday, May 31, 1994 at 10:00 a.m. at The Sheraton Valley Forge Hotel, N. Gulph Road and First Avenue, King of Prussia, PA 19406, for the following purposes:

    1. To elect three Class II Directors to hold office as specified in the proxy statement.

    2. To ratify and approve the Company's bonus compensation plan, as required to allow compensation paid to certain executive officers to qualify for exemption from the deductibility limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended.

    3. To approve the appointment of independent auditors.

    4. To transact such other business as may properly come before the meeting.

  The close of business on Friday, April 8, 1994 has been fixed as the record date for the meeting. Only shareholders of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

  The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the meeting.

  The Board of Directors urges you to date, sign and return promptly the accompanying form of proxy to give voting instructions with respect to your shares of Common Stock. You are cordially invited to attend the meeting in person. The return of the accompanying form of proxy will not affect your right to vote in person if you do attend the meeting.

                                          Frederick A. Stampone

                                          Senior Vice President, Chief
                                          Administrative Officer and Secretary

April 22, 1994

                       THE PEP BOYS -- MANNY, MOE & JACK
                           3111 WEST ALLEGHENY AVENUE
                        PHILADELPHIA, PENNSYLVANIA 19132

                               ----------------

                                PROXY STATEMENT

                               ----------------

       ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 31, 1994

                               ----------------

                                    GENERAL

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Pep Boys -- Manny, Moe & Jack (the "Company") for use at the Company's Annual Meeting of Shareholders (the "meeting") to be held on Tuesday, May 31, 1994 at 10:00 a.m. at The Sheraton Valley Forge Hotel, N. Gulph Road and First Avenue, King of Prussia, PA 19406, for the purposes set forth in the foregoing Notice. This proxy statement, the foregoing Notice and the enclosed proxy are being sent to shareholders on or about April 22, 1994.

  The Company does not intend to bring any matters before the meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the accompanying form of proxy, or their duly constituted substitutes acting at the meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters. Discretionary authority to cumulate votes is also being solicited.

  If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "For" the nominees of the Board of Directors in the election of directors, subject to the discretion of the proxies to cumulate the votes in accordance with their judgment, "For" the proposal to ratify and approve the Company's bonus compensation plan, and "For" the proposal to approve the appointment of independent auditors. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly authorized proxy bearing a later date or by attending the meeting and voting in person. Proxies marked "Abstain" are included in determining a quorum, but broker proxies which have not voted on a particular matter are not included in determining a quorum with respect to that matter. Abstentions and broker nonvotes will not be considered votes cast.

                       OUTSTANDING SHARES, VOTING RIGHTS
                      AND SHAREHOLDINGS OF CERTAIN PERSONS

OUTSTANDING SHARES AND VOTING RIGHTS

  At the close of business on Friday, April 8, 1994, the record date for the meeting, there were 59,138,455 outstanding shares of the Company's Common Stock ("Common Stock"), the only class of voting securities outstanding. The presence at the meeting, in person or by proxy, of a majority of such outstanding shares will constitute a quorum at the meeting. The record holders of Common Stock on the record date will be entitled to one vote per share on all matters (other than the election of Directors) voted upon at the meeting and will be entitled to vote cumulatively in the election of Directors. Cumulative voting entitles each shareholder to a number of votes equal to the number of shares owned by the shareholder on the record date multiplied by the number of directors to be elected, and the shareholder may cast all of his votes for one nominee for director or distribute the votes among two or more nominees.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information respecting the equity securities of the Company beneficially owned at the close of business on April 8, 1994 by each holder of 5% or more of Common Stock, by each director and nominee for director of the Company, by each executive officer of the Company and by all executive officers and directors of the Company as a group. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be "beneficially owned" by a person, whether or not he has any economic interest in the shares, if he has or shares the power to vote or dispose of the shares.

                                         AMOUNT AND NATURE OF
                NAME OF                  BENEFICIAL OWNERSHIP         PERCENT OF
           BENEFICIAL OWNER                OF COMMON STOCK              CLASS
           ----------------              --------------------         ----------
  Benjamin Strauss                            1,340,278 /(1)/
                                              1,349,310 /(1a)/
                                              ---------
                                              2,689,588                   4.3%
  Lester Rosenfeld                            1,224,987 /(2)/
                                              1,115,405 /(2a)/
                                              ---------
                                              2,340,392                   3.8%
  Mitchell G. Leibovitz                       1,450,014 /(3)/
                                                546,720 /(3a)/
                                              ---------
                                              1,996,734                   3.2%
  Michael J. Holden                             259,965 /(4)/
                                                546,720 /(3a)/
                                              ---------
                                                806,685                   1.3%
  Frederick A. Stampone                         190,524 /(5)/               +
  Wendel H. Province                            138,752 /(6)/               +
  Mark L. Page                                   67,141 /(7)/               +
  Bernard J. Korman                              36,000 /(8)/               +
  Lennox K. Black                                36,000 /(8)/               +
  David V. Wachs                                 16,700 /(8)/               +
  Pemberton Hutchinson                           16,500 /(9)/               +
  Myles H. Tanenbaum                             15,000 /(10)/              +
  J. Richard Leaman, Jr.                         11,788 /(11)/              +
  Walter G. Arader                                5,000 /(12)/              +
  Total of all Executive Officers and
   Directors as a Group (14 Persons)          7,820,084 /(13)/           12.6%

- ------------
 +   Represents less than 1%.
(1) This includes 66,384 shares owned by a trust in which Mr. Strauss has a beneficial interest and 4,125 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(1a) These shares are owned by The Strauss Foundation, a non-profit charitable foundation, of which Mr. Strauss is a co-trustee.

(2) This includes 50,976 shares owned by Mr. Rosenfeld's wife, 45,000 shares owned by a trust in which Mr. Rosenfeld has a beneficial interest and 6,000 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(2a) These shares include 624,166 shares owned by the Emanuel Rosenfeld Foundation, a non-profit charitable foundation of which Mr. Rosenfeld is a co-trustee, and 491,239 shares owned by three trusts of which Mr. Rosenfeld is a co-trustee.
(3) This includes 76,545 shares owned by or for the benefit of Mr. Leibovitz' children, 2,213 shares owned by Mr. Leibovitz' wife and 1,115,740 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(3a) These shares are owned by trusts for the Company's 401(k) savings plan and defined benefit pension plan, of which Messrs. Leibovitz and Holden are co-trustees.
(4) This includes 241,000 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(5) This includes 186,200 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days, and 31 shares owned by Mr. Stampone's minor son.
(6) This includes 137,000 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(7) This includes 66,040 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(8) This represents shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(9) This includes 15,000 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(10) This includes 6,000 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(11) This includes 10,788 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(12) This includes 4,500 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(13) This includes 1,881,093 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days granted to all executive officers and directors.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  At the meeting, the shareholders will elect three Class II directors to hold office, subject to the provisions of the Company's By-laws, until the Annual Meeting of Shareholders in 1997 and until their respective successors shall have been duly elected and qualified. The Company's Board of Directors is presently comprised of ten directors. Walter G. Arader, currently a Class II director of the Company, will be retiring from the Board of Directors as of the meeting. Effective upon the conclusion of the meeting, the Board of Directors will be comprised of nine directors. The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the present Class II directors expires at the meeting. Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote for the election of the nominees named below, reserving the right to cumulate votes according to their judgment. The Board of Directors believes that all of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees. The three nominees for director receiving a plurality of the votes cast will be elected.

  The nominees for election as Class II directors to serve until the Annual Meeting of Shareholders in 1997 and the directors whose terms of office continue after the meeting, together with certain information about them, are as follows:

                                 HAS
                                BEEN A
                               DIRECTOR  TERM       PRESENT POSITION
        NAME               AGE  SINCE   EXPIRES       WITH COMPANY
        ----               --- -------- -------     ----------------
Class II Directors
 Bernard J. Korman........  62   1983    1994           Director
 Pemberton Hutchinson.....  63   1990    1994           Director
 J. Richard Leaman, Jr....  59   1991    1994           Director
Class I Directors
 Benjamin Strauss.........  57   1970    1995           Director
 David V. Wachs...........  67   1985    1995           Director
 Myles H. Tanenbaum.......  64   1990    1995           Director

                                  HAS
                                 BEEN A
                                DIRECTOR  TERM       PRESENT POSITION
           NAME             AGE  SINCE   EXPIRES       WITH COMPANY
           ----             --- -------- -------     ----------------
Class III Directors
 Mitchell G. Leibovitz.....  48   1985    1996   Director, Chairman, CEO
                                                 and President
 Lester Rosenfeld..........  68   1959    1996   Director
 Lennox K. Black...........  64   1987    1996   Director

OCCUPATIONS AND OTHER DIRECTORSHIPS HELD BY DIRECTORS AND NOMINEES

  Mitchell G. Leibovitz has been an executive officer of the Company for more than the last five years.

  Lester Rosenfeld is retired. He was employed as an executive officer of the Company until December 31, 1981, and served as a part-time consultant to the Company for 10 years thereafter.

  Lennox K. Black is the Chairman of the Board of Directors and Chief Executive Officer of Teleflex Incorporated, a diversified technical company active in aerospace, automotive, medical and industrial markets, the stock of which is traded on the American Stock Exchange. Mr. Black is also Chairman of the Board and Chief Executive Officer of Penn Virginia Corporation, and is a director of Quaker Chemical Corporation, Westmoreland Coal Company and Envirite Corporation.

  Bernard J. Korman is President, Chief Executive Officer and a director of MEDIQ, Inc., a health services company, the stock of which is traded on the American Stock Exchange. Mr. Korman is also a director of The New American High Income Fund Inc., NutraMax Products, Inc., PCI Services, Inc., Today's Man, Inc., Omega Healthcare Investors, Inc. and Mental Health Management, Inc.

  Pemberton Hutchinson is Chairman of the Board of Directors of Westmoreland Coal Company, a coal mining company, the stock of which is traded on the New York Stock Exchange. Mr. Hutchinson is also a director of Teleflex Incorporated and Mellon Bank Corporation.

  J. Richard Leaman, Jr. is Vice Chairman and a director of Scott Paper Company, which manufactures and distributes consumer and commercial paper products and personal care and cleaning products and he is President of S.D.Warren Company, a subsidiary of Scott Paper Company that produces coated printing and publishing paper. The stock of Scott Paper Company is traded on the New York Stock Exchange. Mr. Leaman is also a director of Church & Dwight Co., Inc.

  Benjamin Strauss was an executive officer of the Company for many years until his retirement on February 1, 1992. He now serves as a part-time consultant to the Company.

  David V. Wachs is Chairman of the Board of Directors of Charming Shoppes, Inc., a retailer of women's clothing, the stock of which is traded on the NASDAQ National Market System. Mr. Wachs is also a director of Developers Diversified Realty Corporation.

  Myles H. Tanenbaum is the President and a director of EQK Green Acres Trust, a New York Stock Exchange listed real estate investment trust. Mr. Tanenbaum is also a Trustee of Universal Health Realty Income Trust, a New York Stock Exchange listed real estate investment trust. In addition, he is Chairman of Arbor Enterprises, owner and operator of a chain of shared office suites.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held four regularly scheduled meetings during the last fiscal year.

  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

  The directors who are members of the Compensation Committee are Messrs. Arader, Black, Korman and Tanenbaum. Mr. Arader will be retiring from the Board and the Compensation Committee as of the meeting. The Compensation Committee, which held one meeting during the last fiscal year, recommends the compensation for all officers of the Company.

  The directors who are members of the Nominating Committee are Messrs. Hutchinson, Strauss, and Wachs. The Nominating Committee, which held one meeting during the last fiscal year, makes recommendations to the full Board concerning the qualifications and selection of candidates for election to the Board. The Committee will consider nominees recommended by shareholders. Such recommendations should be sent in writing to the Secretary of the Company, 3111 West Allegheny Avenue, Philadelphia, PA 19132, stating in detail the qualifications of such persons for nomination.

  The directors who are members of the Audit Committee are Messrs. Hutchinson, Leaman, and Rosenfeld. The Audit Committee, which held three meetings during the last fiscal year, reviews the audited financial statements of the Company and makes recommendations to the full Board on matters concerning the Company's audits.

  In accordance with the Company's By-laws, a shareholder may be entitled to nominate one or more persons for election as a director at a meeting of the shareholders if the shareholder gives timely notice of such intention in writing to the President of the Company. To be timely, the shareholder's notice must be delivered personally to or mailed and received by the Company at the executive offices of the Company not less than 50 days nor more than 75 days prior to the annual meeting, except that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder's notice must be received not later than the close of business on the 10th day following the day on which such public disclosure was made. In addition, the shareholder's notice must set forth the names and addresses of the shareholder making the nomination and of the proposed nominees, a representation that said shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominees, the proposed nominees' principal occupation(s) for the past 5 years and a written consent of each proposed nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may declare invalid any nomination not made in compliance with the foregoing procedure.

COMPENSATION OF DIRECTORS

  Non-management directors each were entitled to receive directors' fees at the rate of $15,000 per annum during fiscal year 1993, plus $2,500 per annum for each Committee of the Board on which such director served. Under a deferred compensation plan, directors' fees may be deferred in whole or in part at the election of the director. Compensation so deferred may be deemed to be invested in shares of Common Stock determined by reference to the market price on the date of credit, if so designated by the director. Amounts deemed invested in shares are credited with dividends; other amounts accrue interest at the prime rate charged by the Company's principal lender.

  Under the 1990 Stock Incentive Plan, upon becoming a non-management director, each director is granted an option to purchase, at fair market value on the date of the grant, a number of shares of Common Stock which is equal to $150,000 divided by the fair market value of the shares on the date of grant. Thereafter, on the fifth anniversary of the most recent grant of an option to that non-management director, he will be granted an option to purchase, at fair market value on the date of the grant, that number of shares which is equal to $100,000 divided by the fair market value of the shares on the date of the grant. Options granted to non-management directors are exercisable in cumulative installments, options for one-fifth of the number of Shares granted being immediately exercisable and options for an additional one-fifth of the number of Shares granted becoming exercisable on each of the next four anniversary dates.

  Benjamin Strauss, an executive officer of the Company for many years, entered into a consulting and retirement agreement as of February 2, 1992 pursuant to which Mr. Strauss received $122,500 in fiscal 1993 and will receive that amount in each of the three following years, plus certain additional benefits payable for a ten year period. The amounts payable to Mr. Strauss are in addition to the fees and options to which Mr. Strauss is entitled as a non-management director of the Company.

                            EXECUTIVE COMPENSATION

  The following table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and each of the Company's other executive officers:

                          SUMMARY COMPENSATION TABLE

                                                     LONG TERM COMPENSATION
                                                    -------------------------
                                ANNUAL COMPENSATION   AWARDS       PAYOUTS
                                ------------------- -----------  ------------    ALL OTHER
        NAME AND         FISCAL                                  LTIP PAYOUTS   COMPENSATION
   PRINCIPAL POSITION     YEAR  SALARY ($) BONUS($) OPTIONS (#)      ($)         ($)(B)(C)
   ------------------    ------ ---------- -------- -----------  ------------   ------------
Mitchell G. Leibovitz...  1993   $620,193  $ 93,750       --             --        $4,497
 Chairman, CEO            1992    600,000   230,000   300,000(a)  $4,150,000(a)     4,364
 & President              1991    596,154       --        --             --           --
Wendel H. Province......  1993    264,616    40,125    15,000            --         4,497
 Senior Vice President &  1992    252,500    96,792    35,000            --         4,364
 Chief Operating Officer  1991    223,750       --     75,000            --           --
Michael J. Holden.......  1993    262,597    39,750       --             --         4,497
 Senior Vice President &  1992    252,500    96,792       --             --         4,364
 Chief Financial Officer  1991    250,577       --        --             --           --
Frederick A. Stampone...  1993    198,078    30,000       --             --         4,497
 Senior Vice President &  1992    190,000    72,833       --             --         4,364
 Chief Administrative     1991    188,077       --        --             --           --
 Officer
Mark L. Page............  1993    147,346    22,500    50,000            --         4,497
 Senior Vice President--  1992    111,308    43,696    25,000            --         3,307
 Store Operations         1991     99,039       --     31,300            --           --

- ------------
(a) This amount represents compensation resulting from the exercise in full by Mr. Leibovitz of 300,000 performance units granted in June, 1986 in connection with his election as President of the Company. The action was taken in view of federal tax legislation which limits the amount of compensation deductible by the Company. The award entitled Mr. Leibovitz to the amount by which 300,000 shares of the Company's stock increased in value from the closing price of the stock ($9.04) on the date of his election until the date of exercise. In December, 1992, the Board of Directors, upon recommendation of the Compensation Committee, authorized the accelerated exercise of the portion of the award not yet exercisable, to enable Mr. Leibovitz to fully realize the value of the award in 1992, thereby securing the full deductibility of such compensation by the Company. In order to provide Mr. Leibovitz the same stake in continued stock price appreciation he would have had if he deferred realization of the performance units until their expiration in 1996, Mr. Leibovitz was granted options to purchase 300,000 shares of the Company's stock at a price equal to the closing price on the date that the performance units were exercised. These options expire on December 8, 1996, the date on which the performance units would have last been exercisable.
(b) This represents the amount contributed by the Company in fiscal years 1993 and 1992 to each executive officer's account in the Company's 401(k) Savings Plan.
(c) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of All Other Compensation are excluded for fiscal year 1991.

COMPENSATION ARRANGEMENTS

  During fiscal 1988, 1989 and 1993, the Company entered into agreements with Messrs. Leibovitz, Holden, Stampone, Province and Page, executive officers of the Company, which generally become effective upon a "change in control" of the Company. A "change in control" shall be deemed to have taken place if: (i) any person, including a "group" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes (other than as a result of a purchase from the Company) the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company (excluding shares of the Company owned by such person prior to the date of this Agreement), and such beneficial ownership continues for five consecutive days or (ii) within a period of two consecutive years, as the result of, or in connection with, any cash tender or exchange offer (other than by the Company), merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of the Company prior to such event shall cease for any reason to constitute at least a majority of the Board of Directors of the Company or any successor. The employment agreements will become effective for a term of three years in the case of Mr. Leibovitz and two years with respect to each of the other executives. During the term of the agreement, each of the executives would be entitled to compensation at a rate not less than his compensation immediately prior to the agreement becoming effective, to benefits comparable to those available prior to the change in control and to a position with authority, status and responsibilities comparable in all material respects to those held previously. In the event that the executive's position is changed after the agreement becomes effective, he has the right to terminate the agreement and receive a lump sum payment equal to the remainder of his salary, and he and his family are to receive the benefits to which he is entitled for the remaining term of the agreement or a payment equal to the value of those benefits. A trust agreement has been established to better assure executive officers of payment under these agreements in the event that a change of control of the Company should occur.

  During fiscal 1990 the Company made advances to Mr. Province, Senior Vice President & Chief Operating Officer, for use in connection with his relocation to Philadelphia. The Company held a promissory note from Mr. Province for the $53,200 balance of indebtedness, providing for principal repayment on the earlier of September 5, 1995 or the date Mr. Province voluntarily terminated his employment with the Company, and for interest payments during the term of the note at the rate of 8 1/4% per annum. The note was secured by a second mortgage on Mr. Province's principal residence. On September 7, 1993, Mr. Province repaid the indebtedness to the Company in full and the corresponding note was cancelled.

  During fiscal 1991 and 1992, the Company made advances to Mr. Page, Senior Vice President--Store Operations, for use in connection with his relocation from Dallas to Los Angeles, aggregating $40,175. In February, 1991, Mr. Page delivered an unsecured promissory note for the amount of the indebtedness, providing for principal repayment on February 3, 1996, a proportionate amount of forgiveness on each anniversary of the note, and imputed interest at the statutory rate during the term of the note. After a proportionate amount of forgiveness of the indebtedness during fiscal 1991, 1992 and 1993, the balance of the note currently outstanding is $16,070. During fiscal 1993, the Company made advances to Mr. Page for use in connection with his relocation from Los Angeles to Philadelphia, aggregating $65,000. Mr. Page delivered a promissory note to the Company for the amount of the indebtedness, providing for principal repayment, if not paid earlier, on May 31, 1998, and for interest payments during the term of the note at the rate of 5.2% per annum. The note is secured by a second mortgage on Mr. Page's principal residence.

STOCK OPTION GRANTS

  The following table sets forth information concerning the grant of stock options under the Company's 1990 Stock Incentive Plan to the Company's Chief Executive Officer and each of the Company's other executive officers during fiscal 1993:

                       OPTION GRANTS IN LAST FISCAL YEAR





                                          INDIVIDUAL GRANTS                    POTENTIAL REALIZATION
                         ----------------------------------------------------    VALUE AT ASSUMED
                                          % OF TOTAL                           ANNUAL RATES OF STOCK
                                           OPTIONS                            PRICE APPRECIATION FOR
                                          GRANTED TO   EXERCISE OR                  OPTION TERM
                            OPTIONS      EMPLOYEES IN  BASE PRICE  EXPIRATION -----------------------
          NAME           GRANTED (#)(A) FISCAL YEAR(B)   ($/SH)       DATE      5% ($)     10% ($)
          ----           -------------- -------------- ----------- ---------- ---------- ------------
Wendel H. Province......     15,000           3.5%       $23.125     6/1/03   $  218,148 $    552,830
Mark L. Page............     50,000          11.7%       $23.125     6/1/03      727,160    1,842,765

(a) The options to Messrs. Province and Page were granted at a price equal to fair market value on the date of grant and provide that 20% are exercisable immediately and an additional 20% are exercisable on each of the following four anniversaries of the grant.
(b) In fiscal 1993, options to purchase 429,100 shares of the Company's stock were granted to 862 individuals, including store and service department managers and their supervisors.

STOCK OPTION EXERCISES AND HOLDINGS

  The following table sets forth information related to stock options exercised during fiscal 1993 by the Company's Chief Executive Officer and each of the Company's other executive officers, and the number and value of options held by such individuals at January 29, 1994:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                             NUMBER OF           VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                             SHARES                   AT FISCAL YEAR-END (#)   AT FISCAL YEAR-END ($)(A)
                            ACQUIRED       VALUE     ------------------------- -------------------------
          NAME           ON EXERCISE(#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------------- ------------ ----------- ------------- ----------- -------------
Mitchell G. Leibovitz...        --             --     1,115,740     90,000     $17,350,401   $416,250
Wendel H. Province......     65,000       $776,913      110,000     63,000       1,585,875    663,187
Michael J. Holden.......        --             --       241,000        --        3,481,334        --
Frederick A. Stampone...        --             --       186,200        --        2,642,109        --
Mark L. Page............        --             --        40,780     67,520         433,189    465,327

(a) Amounts are based on the fair market value of common stock on January 29, 1994, which was $27.50.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee is comprised of four non-management directors of the Company (the "Committee"). The Committee reviews and recommends to the Board of Directors compensation for the executive officers of the Company named in the Summary Compensation Table and other officers of the Company. At the present time, executive compensation consists of base salary, bonus compensation under the Company's Executive Incentive Bonus Plan ("Bonus Plan") and stock options under the Company's 1990 Stock Incentive Plan ("Option Plan"). The Committee recommends base salaries and administers the Bonus Plan and the Option Plan, with each component reviewed relative to the performance of the executive and the compensation structure of similarly situated executives of the Company's competitors and peer companies. Individual performance is evaluated based on the specific responsibilities of the executive and the value of the services provided, the executive's management skills and experience and the individual's contribution to the overall performance and profitability of the Company. The combination of the base salary, the Bonus Plan and the Option Plan reflects the short and long term goals of the Company and aligns executive financial rewards with those of the Company's shareholders. The Committee's philosophy is that overall compensation should be significantly related to the Company's performance in terms of earnings and increases in the Company's value as reflected by its stock price.

  Base salaries are reviewed annually to reflect properly the experience, performance and scope of responsibility of the executives and to be sure that the salaries are at levels which are appropriate to attract and retain high quality individuals.

  Under the Bonus Plan in effect for fiscal 1993, a base bonus is awarded to each officer for each year in which the Company's pre-tax earnings, exclusive of extraordinary items ("EBT"), exceeds a targeted increase over the prior year's EBT. The Company's EBT for fiscal 1993 exceeded the prior year by 20%; the resulting base bonus awards equalled 11.25%. The Bonus Plan also provides for a discretionary bonus of up to one-third of the base bonus, to be determined in the case of executive officers by the Committee, based upon each executive's contributions, responsibilities and performance during the year. In light of the earnings performance of the Company in fiscal 1993 and the difficult comparisons to earnings in fiscal 1992, the Committee determined to award to the Chief Executive Officer and to each of the other executive officers the maximum discretionary bonus provided for by the Bonus Plan, bringing their total bonuses for the year to 15% of salary.

  On March 30, 1994, the Committee recommended and the Board of Directors approved a change in the Bonus Plan to modify the base bonus awards that officers may earn for increases in EBT in fiscal 1994 over EBT for fiscal 1993. Moreover, the Compensation Committee has determined to structure the Company's executive compensation arrangements in a manner which preserves the deductibility of certain compensation paid to any one executive, in accordance with Section 162(m) of the Internal Revenue Code. Consequently, and to align the compensation of the Chief Executive Officer more closely with that of shareholders, on March 30, 1994 the Compensation Committee also eliminated the discretionary portion of the Chief Executive Officer's bonus.

  Compensation through stock options, which directly aligns the interests of management with those of shareholders, is a very significant part of the Company's executive compensation program. The Company's Stock Incentive Plan provides for the grant of non-qualified stock options at exercise prices equal to the fair market value on the date of grant. Substantial options have been granted to the Chief Executive Officer and the other executive officers, which options are generally exercisable for ten years, absent earlier termination of employment. All outstanding non-qualified options held by executive officers provide for deferred vesting over four years. The provisions of the Option Plan provide executive officers of the Company with a significant interest in long term growth in the price of the Company's common stock.

  This report is submitted by the following directors who are members of the Compensation Committee:

     Walter G. Arader
     Lennox K. Black
     Bernard J. Korman
     Myles H. Tanenbaum

  Upon the retirement of Mr. Arader as of the meeting, the Committee will be comprised of three non-management directors of the Company.

PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Company's shares over the past five fiscal years with the cumulative total return on shares of companies in the Standard & Poor's 500 Index and the Standard & Poor's Retail Specialty Index. The Standard & Poor's Retail Specialty Index is composed of the following companies (in addition to the Company): Blockbuster Entertainment, Circuit City Stores, Home Depot, Lowe's, Melville, Price/Costco, Tandy, Toys R Us and Woolworth.

           Comparison of Five-Year Cumulative Total Return Among the Company, the S&P 500 Index and the S&P Retail Specialty Index


                      [PERFORMANCE GRAPH APPEARS HERE]


PENSION AND OTHER BENEFIT PLANS

  The Company has a long-term disability salary continuation plan which provides for the continuation of the salary of eligible employees, who are key employees designated by the Board of Directors, from the time of disability until age 65 at the rate of each employee's salary at the time he becomes disabled. A portion of the benefits are funded by insurance policies purchased by the Company and of which the Company is the sole beneficiary.

  The Company has a qualified defined benefit pension plan for all employees hired prior to February 2, 1992. The amount of contribution for each individual is not readily ascertainable. The Company also has an executive supplemental pension plan, which is an unfunded deferred compensation plan for eligible employees who are key employees designated by the Board of Directors. All current executive officers of the Company are covered by this plan. The executive supplemental pension plan provides retirement and death benefits. The employees covered by this plan have a vested interest after five years as a participant in the plan. Death benefits under the plan are in the annual amount of 50% of the base salary of the eligible employee on the date of his death and are payable for 15 years or until his normal retirement date, whichever is later. The plan also provides for the lump sum distribution of the present value of the accrued benefits of an eligible employee following a termination of employment in connection with a "change in control" of the Company. A trust agreement has been established to better assure executive officers of payment of these benefits if such events occur.

  The following chart shows, as of the end of the last fiscal year, the approximate annuity under both pension plans, commencing at the employees' normal retirement date (age 65) and payable for the longer of ten years or life, for plan participants whose highest average salary and years of service under the executive supplemental pension plan are set forth below:

                                           ESTIMATED ANNUAL RETIREMENT INCOME
AVERAGE SALARY                                      YEARS OF SERVICE
- --------------                           ---------------------------------------
                                                                           25
                                           5      10      15      20    AND OVER
                                           -      --      --      --    --------
175,000................................. 17,500  35,000  52,500  70,000  87,500
225,000................................. 22,500  45,000  67,500  90,000 112,500
275,000................................. 27,500  55,000  82,500 110,000 137,500
325,000................................. 32,500  65,000  97,500 130,000 162,500
375,000................................. 37,500  75,000 112,500 150,000 187,500
475,000................................. 47,500  95,000 142,500 190,000 237,500
525,000................................. 52,500 105,000 157,500 210,000 262,500
575,000................................. 57,500 115,000 172,500 230,000 287,500
675,000................................. 67,500 135,000 202,500 270,000 337,500

  The salaries of the executive officers who are covered under the pension plans are set forth in the Summary Compensation Table on page 6. The credited years of service under the executive supplemental pension plan for each of those individuals, in the order in which they are named, are 15, 4, 14, 12 and 18, respectively.

  Effective September 1, 1987, the Company established a savings plan (the "Savings Plan") for employees of the Company which is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). To be eligible to participate in the Savings Plan, an employee must be 21 years old and have completed one year of service with the Company. A participant in the Savings Plan may elect to contribute from 1% to 12% of his salary, which is deducted directly from his compensation and credited to his account under the Savings Plan, up to the maximum amount which a participant may contribute in any one calendar year, which was $8,994 for 1993. In addition, the Code limits the maximum amount of aggregate employer and employee contributions (other than certain "rollover contributions") allocated to the account of any participant in any calendar year to 25% of his salary. The Company contributes to the Savings Plan for each participant's account in an amount equal to the lesser of 50% of the participant's contribution for such year or 3% of the participant's compensation. Contributions made by the Company for each participant are fully invested in the Company's Common Stock, except that participants 55 years of age or older may elect to have the entire Company contribution invested in another investment category. Benefits under the Savings Plan are payable upon termination of employment.

      PROPOSAL TO RATIFY AND APPROVE THE COMPANY'S BONUS COMPENSATION PLAN

  On June 6, 1989, the Board of Directors approved the adoption of the Company's Executive Incentive Bonus Plan (the "Bonus Plan"). The purpose of the Bonus Plan is to provide an incentive for each officer of the Company elected by the Board of Directors and not excluded by the Compensation Committee, including the executive officers named in the Summary Compensation Table on page 6 ("Participants"), to achieve substantial increases in the profitability of the Company in comparison to the Company's performance in the previous fiscal year by providing bonus compensation tied to such increases in profitability. The approximate number of persons eligible to participate is 22.

  The Bonus Plan is administered by the Compensation Committee which has the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer or interpret the Bonus Plan including the power and authority to extend, amend, modify or terminate the Bonus Plan at any time and to change award periods and determine the time or times for payment of bonuses. The Compensation Committee establishes the bonus targets and performance goals, and establishes any other measures as may be necessary to meet the objectives of the Bonus Plan.

  No bonuses are awarded under the Bonus Plan unless the pre-tax earnings, exclusive of extraordinary items ("EBT"), of the current fiscal year exceeds EBT for the prior fiscal year by at least 20%. To the extent that EBT equals or exceeds a 20% increase from the prior fiscal year, bonuses are paid. The amount of bonus paid increases for each 1% increment over 20% in EBT over the prior year, up to a maximum award at the 41% EBT increase level. For fiscal 1994, bonus targets determined by the Compensation Committee for all officers except the Chief Executive Officer range from 18.75% of base salary at the 20% EBT increase level to 37.5% of base salary at the 41% EBT increase level, and for the Chief Executive Officer the bonus ranges from 30% of salary at the 20% EBT increase level to 50% of salary at the 41% EBT increase level.

  The performance goals set forth in the Bonus Plan are intended to satisfy the conditions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which exempts certain compensation from the $1,000,000 annual deductibility limitation for compensation of certain executive officers. One of the requirements of Section 162(m) is that the material terms of the performance goals under the Bonus Plan must be disclosed and approved by an affirmative vote of a majority of the shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                              BONUS PLAN BENEFITS

                                                 EXECUTIVE INCENTIVE BONUS PLAN
NAME                          POSITION                DOLLAR VALUE ($)(A)
- ----                          --------           ------------------------------
Mitchell G.         Chairman, Chief Executive               $197,100
Leibovitz            Officer & President
Wendel H. Province  Senior Vice President &                   53,438
                     Chief Operating Officer
Michael J. Holden   Senior Vice President &                   52,219
                     Chief Financial Officer

                                                           EXECUTIVE INCENTIVE BONUS PLAN
NAME                                    POSITION                DOLLAR VALUE ($)(A)
- ----                                    --------           ------------------------------
Frederick A. Stampone         Senior Vice President &                  39,375
                               Chief Administrative
                               Officer
Mark L. Page                  Senior Vice President --                 32,813
                               Store Operations
Executive Group                                                       374,944
Non-Executive Director Group                                              N/A
Non-Executive Officer
 Employee Group                                                       364,594

- ------------
(a) Because the amount of compensation to be paid under the Bonus Plan is not determinable until year-end, the amounts in this column represent the amounts that would have been paid in the fiscal year ended January 29, 1994 had the current performance goal formula been in place at such time.

          PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

  Subject to approval by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors with respect to the consolidated financial statements of the Company and its subsidiaries for the current fiscal year. If the shareholders do not approve this selection by the affirmative vote of a majority of the votes cast at the meeting, other independent auditors will be considered by the Board upon the recommendation of the Audit Committee.

  A representative of Deloitte & Touche is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                        COST OF SOLICITATION OF PROXIES

  The accompanying form of proxy will be voted as specified at the meeting.

  The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy material, said solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or other persons who may be engaged to perform soliciting activities.

                           PROPOSALS OF SHAREHOLDERS

  All proposals which any shareholder of the Company desires to present at the next annual meeting and to have included in the next Board of Directors' Proxy Statement and form of proxy relating to that meeting must be received by Frederick A. Stampone, Senior Vice President, Chief Administrative Officer and Secretary of the Company, at the address of the Company appearing on the first page of the Proxy Statement, no later than December 22, 1994.

  In addition to the foregoing, the Company's By-laws provide that a shareholder may be entitled to present an item of business at a meeting of the shareholders if the shareholder gives timely notice of such intention in writing to the President of the Company. To be timely, the shareholder's notice must be delivered to or mailed and received by the Company at the principal executive offices of the Company not fewer than 50 days nor more than 75 days prior to the annual meeting, except that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder's notice must be received by the Company not later than the close of business on the 10th day following the day on which such public disclosure is made. The shareholder's notice must set forth a general description of each item of business the shareholder proposes to bring before the annual meeting, the name and address of the shareholder proposing to bring such item of business and a representation that the shareholder intends to appear in person or by proxy at the meeting.

                           ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THE PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO FREDERICK
A. STAMPONE, SENIOR VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER AND SECRETARY, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

PROXY                                                                      PROXY
                       THE PEP BOYS -- MANNY, MOE & JACK
                           3111 WEST ALLEGHENY AVENUE
                             PHILADELPHIA, PA 19132
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of THE PEP BOYS -- MANNY, MOE & JACK hereby constitutes and appoints MITCHELL G. LEIBOVITZ, MICHAEL J. HOLDEN and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 31, 1994 at 10:00 a.m. at The Sheraton Valley Forge Hotel, N. Gulph Road and First Avenue, King of Prussia, Pennsylvania, 19406 and any adjournment thereof, and thereat to cast all votes that the undersigned would be entitled to cast if then personally present:

1. ELECTION OF DIRECTORS:[_] FOR all of the   [_] WITHHOLD AUTHORITY to vote
                         nominees listed          for all of the nominees listed
                         below (except            below
                         as marked to the
                         contrary below)

(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE
           THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)
Bernard J. Korman -- Pemberton Hutchinson -- J. Richard Leaman, Jr.

2. PROPOSAL TO RATIFY AND APPROVE THE COMPANY'S BONUS COMPENSATION PLAN:
 [_] FOR the proposal       [_] AGAINST the proposal [_] ABSTAIN from voting on
                                                                       proposal

3. PROPOSAL TO RATIFY THE COMPANY'S SELECTION OF AUDITORS:
 [_] FOR the proposal       [_] AGAINST the proposal [_] ABSTAIN from voting on
                                                                       proposal

4. IN THEIR DISCRETION, THE PROXIES WILL VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                        (PLEASE SIGN ON THE OTHER SIDE)

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE PROPOSAL TO RATIFY AND APPROVE THE COMPANY'S BONUS COMPENSATION PLAN, FOR THE PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS AND FOR ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE ATTORNEY AND PROXY SHALL, SUBJECT TO THEIR DISCRETION, HAVE THE AUTHORITY TO CUMULATE THEIR VOTES IN SUCH A MANNER AS SAID ATTORNEY AND PROXY CONSIDERS MOST DESIRABLE TO ELECT THE MAXIMUM NUMBER OF SUCH NOMINEES.

  The undersigned hereby acknowledges receipt of the Annual Report, Notice of said meeting and the Proxy Statement furnished in connection therewith and hereby ratifies all that the said attorneys and proxies may do by virtue hereof.

NOTE: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign as name appears below. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.

                                              DATED                      , 1994
                                                    ---------------------
                                                       (COMPLETE DATE)


                                                                         (SEAL)
                                              ---------------------------
                                               (SHAREHOLDER'S SIGNATURE)

                                                                         (SEAL)
                                              ---------------------------
                                               (SHAREHOLDER'S SIGNATURE)

                                                                         SHARES
                                              --------------------------